EXHIBIT 23.3
CONSENT OF DRINKER BIDDLE & REATH LLP
          We hereby consent to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving this consent, we do not admit that we come within the categories of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or under the rules and regulations of the Commission issued thereunder.
DRINKER BIDDLE & REATH LLP

Philadelphia, Pennsylvania
April 3, 2007